Exhibit 99.02
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended September		Year-to-Date September
	2013	2012	2013	2012
Consolidated Earnings–As Reported
(See Notes)
Traditional Operating Companies	$766	$908	$1,100	$1,797
Southern Power	85	68	142	144
Total	851	976	1,242	1,941
Parent Company and Other	1	—	(12)	26
Net Income–As Reported	$852	$976	$1,230	$1,967

Basic Earnings Per Share	$0.97	$1.11	$1.41	$2.26

Average Shares Outstanding (in millions)	878	876	874	872
End of Period Shares Outstanding (in millions)			882	875

	Three Months Ended September		Year-to-Date September
	2013	2012	2013	2012
Consolidated Earnings–Excluding Items
(See Notes)
Net Income–As Reported	$852	$976	$1,230	$1,967
Estimated Loss on Kemper IGCC	93	—	704	—
Leveraged Lease Restructure	—	—	16	—
MC Asset Recovery Insurance Settlement, net	—	—	—	(21)
Net Income–Excluding Items	$945	$976	$1,950	$1,946

Basic Earnings Per Share–Excluding Items	$1.08	$1.11	$2.24	$2.24

Notes
- For the three months ended September 30, 2013 and 2012, dilution does not change basic earnings per share by more than 1 cent and is not material. For the nine months ended September 30, 2013 and 2012, dilution does not change basic earnings per share by more than 3 cents and is not material.

- The estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the three and nine months ended September 30, 2013 and similar charges are not expected to occur with any regularity in the future, although it is possible such charges could recur.

-The charge related to the restructuring of a leveraged lease investment that was completed on March 1, 2013 impacted the presentation of earnings and earnings per share for the nine months ended September 30, 2013 and similar charges are not expected to occur with any regularity in the future.

- Earnings for the nine months ended September 30, 2012 include an insurance settlement related to the March 2009 litigation settlement with MC Asset Recovery, LLC and similar insurance recoveries are not expected to occur with any regularity in the future.

- Certain prior year data has been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.